Exhibit 23.6

July 23, 2018

Nutrien Ltd.

Re: Registration Statement on Form S-8

Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) filed by Nutrien Ltd. under the Securities Act of 1933, as amended.

The undersigned hereby consents to the use of its name and references to the technical report entitled “National Instrument 43-101 Technical Report on Vanscoy Potash Operations, Vanscoy, Saskatchewan, Canada” dated effective October 31, 2014 (the “Technical Report”), and the incorporation by reference of extracts from, or a summary of, the Technical Report in the Registration Statement.

Yours truly,

ADM CONSULTING LIMITED

/s/ Dave Mackintosh
A. Dave Mackintosh, B.Sc., P. Geo. President